Exhibit 99.1

Armstrong World Industries Reports

Second Quarter 2017 Results

Key Highlights

•	Operating income from continuing operations of $78.4 million, up 51.6% versus the prior year.
•	As reported global sales of $330.8 million grew 5.2% over the prior year, with all segments contributing to growth.
•	Americas AUV increased 90 bps sequentially from the first quarter and grew mid-single digits versus the prior year quarter with a strong fall through rate to profit supported by like for like pricing.
•	Increasing full year adjusted sales, adjusted diluted earnings per share and adjusted free cash flow guidance.

LANCASTER, Pa., July 31, 2017 -- Armstrong World Industries, Inc. (NYSE:AWI), a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the second quarter.

Second Quarter Results from Continuing Operations

(Amounts in millions except per-share data)	For the Three Months Ended June 30,
	2017	2016	Change
Net sales	$330.8	$314.3	5.2%
Operating income	78.4	51.7	51.6%
Earnings from continuing operations	41.5	16.6	Favorable
Diluted earnings per share	$0.77	$0.29	Favorable

Excluding the unfavorable impact from foreign exchange of $3 million, consolidated adjusted net sales increased 6.1% compared to the prior year quarter, driven by higher volumes globally and higher average unit values (“AUV”) in which both positive mix and positive like for like pricing contributed.

As reported operating income improved over the prior year quarter, driven by a decrease in U.S. pension plan expense due to a longer amortization period for actuarial losses as a result of the separation of Armstrong Flooring, Inc. (“AFI”), the margin impact of higher volume, AUV improvement, lower separation costs and lower manufacturing and input costs. Earnings from continuing operations also benefited from lower interest expense compared to the prior year quarter.

“We delivered a solid quarter with constant currency sales growth of over 6% and grew adjusted EBITDA by almost 14% expanding margins by 190 bps,” said Vic Grizzle, CEO. “I’m pleased with the execution around our growth initiatives and productivity in our plants, which combined with prudent cost management, enabled margin expansion over a strong prior year quarter.”

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Amounts in millions except per-share data)	For the Three Months Ended June 30,
	2017	2016	Change
Adjusted net sales	$330	$310	6.1%
Adjusted operating income	$73	$61	18.9%
Adjusted net income	$39	$31	25.7%
Adjusted diluted earnings per share	$0.73	$0.56	31.1%
Adjusted free cash flow	$28	$24	19.2%

(Amounts in millions)	For the Three Months Ended June 30,
	2017	2016	Change
Adjusted EBITDA
Americas	$88	$80	9.4%
EMEA	2	(1)	Favorable
Pacific Rim	2	3	(20.5)%
Unallocated Corporate	-	(1)	100.0%
Consolidated Adjusted EBITDA	$92	$81	13.8%

*

The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, U.S. pension plan expense (credit), AFI separation costs and certain other gains and losses. The Company excludes U.S. pension (credit) expense in the non-GAAP results as it represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income and for all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2017. Adjusted free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2017, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income improved 19% and adjusted EBITDA improved 14% in the second quarter, when compared to the prior year quarter. Higher volumes globally, improvements in AUV and lower manufacturing and input costs more than offset higher SG&A expenses. Adjusted earnings per share reflects a 39% adjusted tax rate in both the current and prior year periods. Adjusted free cash flow improved primarily as a result of higher cash earnings.

Second Quarter Segment Highlights

Effective April 1, 2016, the former Building Products operating segment was disaggregated into the following three distinct geographical segments: Americas; Europe (including Russia), Middle East and Africa (“EMEA”); and Pacific Rim. The Unallocated Corporate segment historically included assets, liabilities, income and expenses that had not been allocated to the geographical segments, including AFI separation costs.

Americas
(Amounts in millions)	For the Three Months Ended June 30,
	2017	2016	Change
Total segment net sales (as reported)	$225.6	$214.8	5.0%
Operating income (as reported)	$79.9	$64.3	24.3%
Adjusted net sales	$226	$215	5.4%
Adjusted EBITDA	$88	$80	9.4%

Excluding the unfavorable impact of foreign exchange of approximately $1 million, adjusted net sales in the Americas increased 5.4%, driven by mid-single digit AUV expansion with contributions from both positive mix and positive like for like pricing, along with higher volumes versus a strong mid-single digit volume quarter in the prior year. Positive volume growth was driven by the U.S. Commercial channel, which was partially offset by declines in Canada, Latin America and the Big Box channel. On an as reported basis, operating income increased driven by strong AUV fall through to profit, a decrease in U.S. pension plan expense as a result of the separation of AFI, the margin impact of higher volume and lower manufacturing and input costs. Equity earnings from our WAVE joint venture were down slightly versus an all-time record earnings quarter in the prior year quarter. Adjusted EBITDA margins expanded 140 bps primarily driven by strong AUV fall-through to profit aided by the margin impact of higher volumes and productivity.

EMEA
(Amounts in millions)	For the Three Months Ended June 30,
	2017	2016	Change
Total segment net sales (as reported)	$68.7	$65.6	4.7%
Operating (loss) (as reported)	$(1.8)	$(5.3)	66.0%
Adjusted net sales	$68	$63	7.7%
Adjusted EBITDA	$2	$(1)	Favorable

Excluding the unfavorable impact of foreign exchange of approximately $2 million, adjusted net sales in EMEA for the second quarter increased 7.7%, driven by sales growth in predominantly the Middle East and Russia along with AUV improvement. On an as reported basis, operating loss decreased driven by the margin impact of higher volume, lower manufacturing and input costs and favorable AUV which offset higher SG&A expenses.

Pacific Rim
(Amounts in millions)	For the Three Months Ended June 30,
	2017	2016	Change
Total segment net sales (as reported)	$36.5	$33.9	7.7%
Operating income (loss) (as reported)	$0.3	$(2.1)	Favorable
Adjusted net sales	$35	$33	8.0%
Adjusted EBITDA	$2	$3	(20.5)%

Adjusted net sales in the Pacific Rim for the second quarter increased 8.0%, excluding the impact of foreign exchange, driven by volume gains. On an as reported basis, operating income increased as the margin impact of higher volumes was partially offset by supply side sourcing changes.

Unallocated Corporate

As a result of the AFI separation on April 1, 2016, the majority of corporate support functions were incorporated into the Americas segment, resulting in the discontinuation of the Unallocated Corporate reportable segment from a P&L perspective in 2017.

On an as reported basis, Unallocated Corporate had zero expenses in the second quarter, representing a decrease of $5.2 million from the prior year quarter.

Year to Date Results from Continuing Operations

Year to Date
(Amounts in millions)	For the Six Months Ended June 30,
	2017	2016	Change
Net sales (as reported)	$646.2	$601.7	7.4%
Operating income (as reported)	$141.4	$73.3	92.9%
Adjusted net sales	$647	$598	8.2%
Adjusted EBITDA	$167	$152	10.3%

Excluding the unfavorable impact from foreign exchange of $5 million, consolidated adjusted net sales increased 8.2% compared to the prior year period, driven by higher volumes globally and higher AUVs in which both positive mix and positive like for like pricing contributed.

As reported operating income improved over the prior year period, driven by lower separation costs, a decrease in U.S. pension plan expense due to a longer amortization period for actuarial losses as a result of the separation of AFI, the margin impact of higher volume and AUV improvement which partially offset higher input costs and SG&A expenses.

Market Outlook and 2017 Guidance (1)

“Given our healthy sales growth in the first half of the year and our expectations for improving performance in our international markets for the balance of the year, we now expect constant currency sales to be in the range of $1.31 to $1.34 billion for 2017, representing 6% to 9% growth over the prior year,” said Brian MacNeal, CFO.

Adjusted earnings per share is now expected to be between $2.65 to $2.75 per diluted share, reflecting the benefit of share repurchase activity in the first half of the year. Adjusted free cash flow is expected to improve slightly and is now anticipated to be between $140 million and $155 million, with the midpoint of the range representing 26% growth over the prior year.

(1)	Guidance metrics are presented using 2017 budgeted foreign exchange rates. Adjusted EPS guidance for 2017 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss second quarter results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended June 30, 2017 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions. With over 3,900 employees and fiscal 2016 revenues from continuing operations in excess of $1.2 billion, AWI has a global manufacturing network of 26 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring, Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$330.8	$314.3	$646.2	$601.7
Cost of goods sold	219.7	222.8	435.8	425.9
Selling, general and administrative expenses	52.4	55.8	107.0	109.5
Separation costs	-	3.9	-	31.0
Equity earnings from joint venture	(19.7)	(19.9)	(38.0)	(38.0)
Operating income	78.4	51.7	141.4	73.3
Interest expense	9.2	12.5	18.4	34.4
Other non-operating expense	0.1	-	1.9	-
Other non-operating (income)	(1.0)	(2.1)	(4.4)	(7.3)
Earnings from continuing operations before income taxes	70.1	41.3	125.5	46.2
Income tax expense	28.6	24.7	53.2	36.7
Earnings from continuing operations	$41.5	$16.6	$72.3	$9.5
Net (loss) from discontinued operations, net of tax expense of $ -, $-, $- and $ 0.1	-	-	-	(4.5)
(Loss) gain from disposal of discontinued business, net of tax expense (benefit) of $0.2, ($0.1), $0.5 and ($1.9)	(0.2)	0.3	(0.6)	2.0
Net (loss) gain from discontinued operations	(0.2)	0.3	(0.6)	(2.5)
Net earnings	$41.3	$16.9	$71.7	$7.0
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2.8	(13.2)	13.9	(11.8)
Derivative (loss)	(1.8)	(2.1)	(1.7)	(0.5)
Pension and postretirement adjustments	2.0	9.2	4.5	17.0
Total other comprehensive income (loss)	3.0	(6.1)	16.7	4.7
Total comprehensive income	$44.3	$10.8	$88.4	$11.7
Earnings per share of common stock, continuing operations:
Basic	$0.78	$0.30	$1.34	$0.17
Diluted	$0.77	$0.29	$1.33	$0.17
Earnings (loss) per share of common stock, discontinued operations:
Basic	$—	$0.01	$(0.01)	$(0.04)
Diluted	$—	$0.01	$(0.01)	$(0.04)
Net earnings per share of common stock:
Basic	$0.77	$0.30	$1.33	$0.13
Diluted	$0.77	$0.30	$1.32	$0.13
Average number of common shares outstanding:
Basic	53.3	55.6	53.7	55.6
Diluted	53.7	56.0	54.1	55.9

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net Sales
Americas	$225.6	$214.8	$445.4	$414.9
EMEA	68.7	65.6	135.3	125.2
Pacific Rim	36.5	33.9	65.5	61.6
Total net sales	$330.8	$314.3	$646.2	$601.7
Operating Income (Loss)
Americas	$79.9	$64.3	$147.1	$120.4
EMEA	(1.8)	(5.3)	(4.9)	(9.3)
Pacific Rim	0.3	(2.1)	(0.8)	(3.4)
Unallocated Corporate (expense)	-	(5.2)	-	(34.4)
Total operating income	$78.4	$51.7	$141.4	$73.3

Selected Balance Sheet Information

(amounts in millions)

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets	$362.0	$406.2
Property, plant and equipment, net	696.0	669.6
Other noncurrent assets	726.3	682.2
Total assets	$1,784.3	$1,758.0
Liabilities and shareholders’ equity
Current liabilities	$215.9	$224.1
Noncurrent liabilities	1,271.1	1,267.5
Equity	297.3	266.4
Total liabilities and shareholders’ equity	$1,784.3	$1,758.0

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Net earnings	$71.7	$7.0
Other adjustments to reconcile net earnings to net cash provided by operating activities	29.3	69.9
Changes in operating assets and liabilities, net	(58.6)	(132.3)
Net cash provided by (used for) operating activities	42.4	(55.4)
Net cash (used for) investing activities	(40.7)	(3.9)
Net cash (used for) financing activities	(64.6)	(82.9)
Effect of exchange rate changes on cash and cash equivalents	0.7	(3.2)
Net (decrease) in cash and cash equivalents	(62.2)	(145.4)
Cash and cash equivalents at beginning of year	141.9	244.8
Cash and cash equivalents at end of period	$79.7	$99.4

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, U.S. pension plan expense (credit), separation costs and certain other gains and losses. The Company excludes U.S. pension (credit) expense in the non-GAAP results as it represents the actuarial net periodic benefit cost recorded as a component of operating income and for all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2017. Adjusted free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2017. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Consolidated Net Sales

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Reported net sales	$331	$314	$646	$602
Add: Foreign exchange impact	(1)	(4)	1	(4)
Adjusted net sales	$330	$310	$647	$598

Consolidated Results from Continuing Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Earnings from continuing operations, Reported	$42	$17	$72	$10
Less: Tax expense	(28)	(24)	(54)	(36)
Earnings before tax, Reported	$70	$41	$126	$46
Less: Interest/other expense(1)	(8)	(11)	(15)	(27)
Operating Income, Reported	$78	$52	$141	$73
Add: U.S. pension (credit) expense(2)	(6)	3	(12)	6
Add: Separation expenses	-	4	-	31
Add: China plant cost reduction initiatives	-	3	(1)	3
Add: Foreign exchange impact	1	(1)	1	-
Operating Income, Adjusted	$73	$61	$129	$113
Less: D&A	(19)	(20)	(38)	(39)
Adjusted EBITDA(3)	$92	$81	$167	$152

(1) Reported results include $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the Company’s refinancing of its credit facility.

(2) U.S. pension (credit) expense represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

(3) Includes $1 million and $3 million of Unallocated Corporate expense related to the separation of AFI in the second quarter and first half of 2016, respectively.

Americas

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Operating Income, Reported	$80	$64	$147	$120
Add: U.S. pension (credit) expense(1)	(6)	3	(12)	6
Add: Foreign exchange impact	1	-	1	1
Operating Income, Adjusted	$75	$67	$136	$127
Less: D&A	(13)	(13)	(26)	(26)
Adjusted EBITDA	$88	$80	$162	$153

(1) U.S. pension (credit) expense represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

EMEA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Operating (Loss), Reported	$(2)	$(5)	$(5)	$(9)
Add: Foreign exchange impact	-	-	-	(1)
Operating (Loss), Adjusted	$(2)	$(5)	$(5)	$(10)
Less: D&A	(4)	(4)	(8)	(9)
Adjusted EBITDA	$2	$(1)	$3	$(1)

Pacific Rim

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Operating Income (Loss), Reported	$0	$(2)	$(1)	$(3)
Add: China plant cost reduction initiatives	-	3	(1)	3
Add: Foreign exchange impact	-	(1)	-	(1)
Operating Income (Loss), Adjusted	$0	$0	$(2)	$(1)
Less: D&A	(2)	(3)	(4)	(4)
Adjusted EBITDA	$2	$3	$2	$3

Unallocated Corporate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Operating (Loss), Reported	$-	$(5)	$-	$(34)
Add: Separation expenses	-	4	-	31
Operating (Loss), Adjusted	$-	$(1)	$-	$(3)
Less: D&A	-	-	-	-
Adjusted EBITDA	$-	$(1)	$-	$(3)

Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by (used for) operations	$32	$10	$42	$(55)
Less: net cash (used for) provided by investing	(3)	6	(41)	(4)
Adjustments to reconcile free cash flow:
Add: Acquisitions	-	-	31	-
Add: Separation payments	-	32	-	47
Add: Cash flows attributable to AFI	-	(37)	-	16
Add: Interest rate swap settlement	-	11	-	11
Add: Other	(1)	2	1	2
Adjusted Free Cash Flow	$28	$24	$33	$17

Consolidated Results From Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2017		2016		2017		2016
	Total	Per Diluted Share(3)	Total	Per Diluted Share(3)	Total	Per Diluted Share(3)	Total	Per Diluted Share(3)
Earnings from continuing operations, As Reported	$42	$0.77	$17	$0.29	$72	$1.33	$10	$0.17
Add: Income taxes, as reported	28		24		54		36
Earnings from continuing operations before income taxes, As Reported	$70		$41		$126		$46
Add: U.S. pension (credit) expense(1)	(6)		3		(12)		6
Add: Separation costs	-		4		-		31
Add: China plant cost reduction initiatives	-		3		(1)		3
Add: Settlement of interest rate swap(2)	-		-		-		11
Adjusted earnings from continuing operations before income taxes	$64		$51		$113		$97
Add: Adjusted tax (expense) @ 39% for 2017 and 2016	(25)		(20)		(44)		(38)
Adjusted net income	$39	$0.73	$31	$0.56	$69	$1.28	$59	$1.05

(1) U.S. pension (credit) expense represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

(2) Adjusted results exclude $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the Company’s refinancing of its credit facility. Cash payments for the settlement of this swap occurred in the second quarter of 2016.

(3) Based on ~54 million diluted shares outstanding for the three and six month periods ended June 30, 2017 and ~56 million diluted shares outstanding for the three and six month periods ended June 30, 2016.

Updated Adjusted Net Sales Guidance

	For the Year Ending December 31, 2017
	Low		High
Reported net sales	$1,292	to	$1,327
Add: Foreign exchange impact	13		13
Adjusted net sales	$1,305	to	$1,340

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2017
	Low		High
Net income	$151	to	$157
Add: Interest expense	35		35
Less: Other non-operating (income)	(3)		(3)
Add: Income tax expense	112		116
Operating income	$295	to	$305
Less: U.S. pension (credit)(1)	(25)		(25)
Add: D&A	80		80
Adjusted EBITDA	$350	to	$360

(1) U.S. pension (credit) represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

Updated Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2017
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$151	$2.80	to	$157	$2.91
Add: Interest expense	35			35
Less: Other non-operating (income)	(3)			(3)
Add: Income tax expense	112			116
Operating income	$295		to	$305
Less: U.S. pension (credit)(2)	(25)			(25)
Less: Interest expense	(35)			(35)
Adjusted earnings before income taxes	$235		to	$245
Less: Income tax expense	(92)			(96)
Adjusted net income	$143	$2.65	to	$149	$2.76

(1) Adjusted EPS guidance for 2017 is calculated based on an adjusted effective tax rate of 39% and based on ~54 million of diluted shares outstanding.

(2) U.S. pension (credit) represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

Updated Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2017
	Low		High
Net cash provided by operating activities	$165	to	$180
Add: Return of investment from joint venture	70		70
Adjusted net cash provided by operating activities	$235	to	$250
Less: Capital expenditures	(95)		(95)
Adjusted Free Cash Flow	$140	to	$155

Source: Armstrong World Industries